SETTLEMENT AGREEMENT

               This Settlement Agreement is made and entered into as of March 19, 1999, between Paragon Trade Brands, Inc., a Delaware corporation, debtor and debtor in possession ("Paragon") and Kimberly-Clark Corporation, a Delaware corporation ("K-C").


                              W I T N E S S E T H:

               WHEREAS, Paragon and K-C are parties to an action entitled KIMBERLY-CLARK CORPORATION V. PARAGON TRADE BRANDS, INC., Case No. 3:95-cv-2574 (N.D. Tex.) filed by K-C on or about October 25, 1995, in the United States District Court for the Northern District of Texas (the "Action");

               WHEREAS, Paragon has denied liability in the Action and asserted counterclaims therein;

               WHEREAS, on January 6, 1998, Paragon filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division, which chapter 11 case currently is pending;

               WHEREAS, on or about June 5, 1998, K-C filed a proof of claim in Paragon's chapter 11 case asserting, among other things, unsecured prepetition claims in excess of approximately $890 million (without trebling) against Paragon in respect of Paragon's alleged infringement of certain K-C patents (as further defined in Section 1.31 hereof, the "K-C Proof of Claim");

               WHEREAS, on or about June 5, 1998, K-C filed the Withdrawal Motion (as defined below) seeking withdrawal of the reference to the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division, with respect to all matters relating to the K-C Proof of Claim;

               WHEREAS, Paragon and K-C have agreed to effectuate a settlement of all claims, counterclaims and disputes asserted or assertable by and against the other, including, but not limited to, the Action and the K-C Proof of Claim, in accordance with the terms and conditions set forth herein; and

               WHEREAS, this Settlement Agreement is essential to Paragon's efforts to emerge successfully from its chapter 11 case;

               NOW, THEREFORE, for good and valuable consideration, and in order to settle all claims and disputes between Paragon and K-C, and to facilitate Paragon's expeditious and effective reorganization, the parties hereto agree as follows:

     1. DEFINITIONS. In addition to such other terms as are defined in other sections of this Settlement Agreement, the following terms (which appear in the Settlement Agreement as capitalized terms) have the following meanings as used in the Settlement Agreement:

               1.1. "Action" shall have the meaning ascribed to such term in the first "WHEREAS" clause of this Settlement Agreement.


               1.2. "Administrative Expense Claim" means a Claim for costs and expenses of administration which is entitled to administrative expense priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code.

               1.3. "Affiliate" means any Person that is (a) an affiliate as such term is defined in section 101(2) of the Bankruptcy Code, (b) an existing or future direct or indirect subsidiary or parent corporation of Paragon or K-C (as the case may be), or (c) an existing or future joint venture or general or limited partnership governed by any applicable law in which (i) Paragon or K-C (as the case may be) or any existing or future direct or indirect subsidiary or parent corporation of Paragon or K-C (as the case may be) is a joint venturer or general or limited partner or (ii) a joint venture or general or limited partnership governed by any applicable law in which Paragon or K-C (as the case may be) is a joint venturer or general or limited partner, as the case may be. The defined term "Affiliate" also includes all successors and assigns of each of the foregoing.

               1.4. "Allowed Claim" means a Claim which is finally allowed in the Chapter 11 Case and is not subject to further allowance or disallowance by the Bankruptcy Court or an objection being filed by any party in interest.

               1.5. "Ancillary Agreements" means the K-C License Agreement annexed hereto as Exhibit A, the Paragon License Agreement annexed hereto as Exhibit B, the Paragon Release annexed hereto as Exhibit C, and the K-C Release annexed hereto as Exhibit D.

               1.6. "Appeal" means that certain appeal taken by K-C from the April 10th Order.

               1.7. "April 10th Order" means (a) that certain order of the Bankruptcy Court, dated April 10, 1998, and entered on the Bankruptcy Court's docket on April 10, 1998, as evidenced by docket number 619, together with (b) that certain order of the Bankruptcy Court, dated June 17, 1998, and entered on the Bankruptcy Court's docket on June 18, 1998, as evidenced by docket number 841, denying K-C's motion for reconsideration of the order referenced in clause (a) of this definition.

               1.8. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, 11 U.S.C. ss.ss. 101, ET seq., as the same was in effect on the Petition Date, as amended by any amendments applicable to the Chapter 11 Case.

               1.9. "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division, or, to the extent that such court ceases to exercise jurisdiction over the Chapter 11 Case, such other court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case.

               1.10. "Bankruptcy Court Approval Order" means an order (which, if not previously entered as a separate order despite Paragon's reasonable good faith efforts, may be a Confirmation Order) of the Bankruptcy Court, in form and substance acceptable to Paragon and K-C, approving this Settlement Agreement, the Paragon Release and the K-C Release; PROVIDED, that if the Bankruptcy Court Approval Order also is a Confirmation Order,
     (i) only those provisions relating to approval of this Settlement Agreement must be in form and substance acceptable to K-C, and (ii) K-C shall have the right to object to the other provisions of any such Confirmation Order.

               1.11. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, effective August 1, 1991, in accordance with the provisions of 28 U.S.C. ss. 2075, as now in effect or hereafter amended.

               1.12. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as such term is defined in Bankruptcy Rule 9006(a)).

               1.13. "Chapter 11 Case" means Paragon's case pending in the Bankruptcy Court pursuant to chapter 11 of the Bankruptcy Code and administered under case number 98 - 60390 (Murphy, J.).

               1.14. "Claim" means a claim as such term is defined in section 101(5) of the Bankruptcy Code.

               1.15. "Confirmation Date" means the date on which the Bankruptcy Court enters an order confirming, pursuant to section 1129 of the Bankruptcy Code, a Plan for Paragon.

               1.16. "Confirmation Order" means an order of the Bankruptcy Court confirming a Plan pursuant to section 1129 of the Bankruptcy Code.

               1.17. "Creditors' Committee" means the Official Committee of Unsecured Creditors in the Chapter 11 Case, as appointed by the Office of the United States Trustee for the

     Northern District of Georgia, Atlanta Division, as reconstituted from time to time.

               1.18. "Debtor" means Paragon.

               1.19. "Effective Date" means the first Business Day that the Plan becomes effective in accordance with its terms.

               1.20. "Estate" means the estate created in the Chapter 11 Case for Paragon by section 541 of the Bankruptcy Code.

               1.21. "Federal Circuit Court" means the United States Court of Appeals for the Federal Circuit, or, to the extent that such court ceases to exercise jurisdiction over the P&G Appeal, such other court or adjunct thereof that exercises jurisdiction over the P&G Appeal.

               1.22. "Final Order" means an order or judgment which has not been reversed, stayed, modified or amended and as to which the time to appeal or seek review, rehearing, reargument or certiorari has expired and as to which no appeal or petition for review, rehearing, reargument, stay or certiorari is pending, or as to which any right to appeal or to seek certiorari, review, or rehearing has been waived, or, if an appeal, reargument, petition for review, certiorari or rehearing has been sought, the order or judgment which has been affirmed by the highest court to which the order was appealed or from which the reargument, review or rehearing was sought, or certiorari has been denied, and as to which the time to take any further appeal or seek further reargument, review or rehearing has expired.

               1.23. "Georgia District Court" means the United States District Court for the Northern District of Georgia, Atlanta Division, or, to the extent that such court ceases to exercise jurisdiction over the Appeal or the Withdrawal Motion, such other court or adjunct thereof that exercises jurisdiction over the Appeal or Withdrawal Motion, as applicable.

               1.24. "Impaired" means impaired within the meaning of section 1124 of the Bankruptcy Code.

               1.25. "K-C Allowed Administrative Claim" shall have the meaning set forth in Section 2.1 hereof.

               1.26.   "K-C  Allowed  Claims"  means,   collectively,   the  K-C
     Conditionally Allowed Claim, the K-C Fixed Allowed General Unsecured Claim and the K-C Allowed Administrative Claim.

               1.27. "K-C Conditionally Allowed Claim" shall have the meaning set forth in Section 2.1 hereof.

               1.28. "K-C Fixed Allowed General Unsecured Claim" shall have the meaning set forth in Section 2.1 hereof.

               1.29. "K-C License Agreement" means the license agreement annexed hereto as Exhibit A.

               1.30. "K-C Licensed Patents" means the patents identified in Exhibit E hereto.

               1.31. "K-C Proof of Claim" shall have the meaning ascribed to such term in the fourth "WHEREAS" clause of this Settlement Agreement, which proof of claim has been assigned claim number 469 in the Chapter 11 Case. As used herein, K-C Proof of Claim also shall include the proof of claim number 110 filed by K-C in the Chapter 11 Case on or about January 21, 1998.

               1.32. "K-C Release" means the general release annexed hereto as Exhibit D.

               1.33. "License Agreements" means the Paragon License Agreement and the K-C License Agreement.

               1.34. "Paragon License Agreement" means the license agreement annexed hereto as Exhibit B.

               1.35. "Paragon Patents" means the patents identified in Exhibit F hereto.

               1.36. "Paragon Release" means the general release annexed hereto as Exhibit C.

               1.37. "Parties" means Paragon and K-C and their respective successors and assigns, collectively.

               1.38. "Person" means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, the Creditors' Committee, holders of equity interests in and/or claims against Paragon or any other entity.

               1.39. "Petition Date" means January 6, 1998.

               1.40. "Plan" means a plan of reorganization for Paragon confirmed by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code in the Chapter 11 Case, as the same may be amended or modified, relying upon and/or incorporating and, INTER ALIA, implementing the terms of this Settlement Agreement.

               1.41.  "P&G"  means  The  Procter  &  Gamble  Company,   an  Ohio
     corporation.

               1.42. "P&G Appeal" means that certain appeal taken by Paragon from the P&G Judgment and Rule 59 Denial, which appeal is evidenced by Paragon's Notice of Appeal, filed July 2, 1998, and Paragon's Amendment to Notice of Appeal, filed August 4, 1998, which appeal is docketed in the Federal Circuit Court as No. 98-1480.

               1.43. "P&G Judgment" means, collectively, that certain (a) Opinion and Judgment, issued on December 30, 1997, and entered on the docket for the United States District Court for the District of Delaware on January 6, 1998, in favor of P&G and against Paragon; (b) Money Judgment entered on June 2, 1998; and (c) Permanent Injunction entered on June 2, 1998.

               1.44. "P&G Judgment Amount" means one hundred seventy-eight million four hundred twenty-nine thousand five hundred thirty-six dollars ($178,429,536.00), plus accrued interest thereon, from the date of entry of the Money Judgment described in the preceding paragraph until the date that the Litigated Reduction or Consensual Reduction (as defined in Section 2.1(c) hereof) is approved by a Final Order, at the rate applicable to such Money Judgment.

               1.45. "Rule 59 Denial" means that certain Opinion and Order, both entered August 4, 1998, denying Paragon's motion for relief from the P&G Judgment pursuant to Federal Rule of Civil Procedure 59.

               1.46. "Settlement Effective Date" means the first Business Day after the Bankruptcy Court Approval Order is entered and is not subject to any stay.

               1.47. "Texas District Court" means the United States District Court for the District of Texas, or, to the extent that such court ceases to exercise jurisdiction over the Action, such other court or adjunct thereof that exercises jurisdiction over the Action.

               1.48.  "Unimpaired"  means not  impaired  within  the  meaning of section 1124 of the Bankruptcy Code.

               1.49. "Withdrawal Motion" means that certain motion dated June 5, 1998, filed by K-C in the Georgia District Court, seeking withdrawal of the reference to the Bankruptcy Court with respect to all matters relating to the K-C Proof of Claim.

     2. ALLOWED AMOUNT AND TREATMENT OF K-C CLAIMS.

               2.1. ALLOWED AMOUNT OF CLAIMS. K-C shall be granted three Allowed Claims in the Chapter 11 Case (and the K-C Proof of Claim shall be deemed amended accordingly):

               (a) an Allowed Administrative Expense Claim (the "K-C Allowed Administrative Claim") in an amount equal to the sum of five million dollars and zero cents ($5,000,000.00);

               (b) an Allowed Claim (the "K-C Fixed Allowed General Unsecured Claim") in an amount equal to the sum of (i) one hundred ten million dollars and zero cents ($110,000,000.00) plus (ii) interest on the principal amount of $110,000,000.00 from April 15, 1999 and through and including the Effective Date of the Plan; and

               (c) an Allowed Claim (the "K-C Conditionally Allowed Claim") in an amount equal to (i) forty percent (40%) of the amount by which the P&G Judgment Amount is reduced (the "Litigated Reduction") by a Final Order as a result of Paragon's prosecution (if Paragon so elects, in its sole and absolute discretion, to continue such prosecution) of the P&G Appeal, minus (ii) twenty million dollars and zero cents ($20,000,000.00). In the event that Paragon and P&G consensually resolve the P&G Appeal after a decision on the merits of the P&G Appeal by the Federal Circuit Court, the K-C Conditionally Allowed Claim shall equal (i) forty percent (40%) of the amount by which the agreed payment to P&G on account of the claims which are the subject of the P&G Judgment is less than the P&G Judgment Amount (the "Consensual Reduction"), minus (ii) twenty million dollars and zero cents ($20,000,000.00). In the event that Paragon and P&G consensually resolve the P&G Appeal prior to the issuance of any decision on the merits by the Federal Circuit Court, K-C shall not be entitled to receive the K-C Conditionally Allowed Claim and such Claim shall be deemed not to exist.

     For purposes of the preceding clause 2.1(b)(ii), to the extent the payment of same is permitted under applicable law, or either P&G or other holders of allowed prepetition, general unsecured claims receive payment of postpetition interest, interest shall accrue at six percent (6%) on a per annum 365 day year basis (the "Postpetition Interest Rate").

               2.2. TREATMENT OF THE K-C ALLOWED ADMINISTRATIVE CLAIM. The K-C Allowed Administrative Claim shall be afforded treatment under the Plan as an Administrative Expense Claim in accordance with section 1129(a)(9)(A) of the Bankruptcy Code.

               2.3. CLASSIFICATION AND TREATMENT OF THE K-C FIXED ALLOWED GENERAL UNSECURED CLAIM. Paragon shall classify and treat the K-C Fixed Allowed General Unsecured Claim as a prepetition, general unsecured claim in any Plan proposed by Paragon, and shall classify such claim in the same class as all other holders of prepetition, general unsecured Allowed Claims against Paragon in any such Plan; PROVIDED, HOWEVER, that Paragon may include a usual and customary "convenience," "small claims" or other similar class of prepetition, general unsecured Allowed Claims that does not include the K-C Fixed Allowed General Unsecured Claim in its Plan if Paragon determines it is necessary or appropriate.

               2.4.  CLASSIFICATION  AND  TREATMENT  OF  THE  K-C  CONDITIONALLY
     ALLOWED CLAIM. Paragon shall classify and treat the K-C Conditionally Allowed Claim, to the extent that the Litigated Reduction or the Consensual Reduction occurs, in the same manner under its Plan as the K-C Fixed Allowed General Unsecured Claim. In the event that the Confirmation Date of a Plan proposed by Paragon is before the date on which the K-C
     Conditionally Allowed Claim is determined, Paragon shall establish under such Plan an adequate reserve, as agreed to by the Parties and/or determined by the Bankruptcy Court, to provide for the treatment of the K-C Conditionally Allowed Claim provided for herein as and when the amount, if any, of such Allowed Claim is determined. The principal amount due to K-C with respect to the K-C Conditionally Allowed Claim shall, to the extent the payment of same is permitted under applicable law, or either P&G or other holders of allowed prepetition, general unsecured claims receive payment of postpetition interest, bear interest at the Postpetition Interest Rate from the date on which the Litigated Reduction or Consensual Reduction, as applicable, is approved by a Final Order or, in the event Bankruptcy Court approval is not required, otherwise becomes binding upon Paragon and K-C (the "Interest Commencement Date") until and through (a) the Effective Date, if the Interest Commencement Date occurs prior to the Effective Date, or (b) the date upon which Paragon effects its distribution to K-C on account of the K-C Conditionally Allowed Claim under the Plan, if the Interest Commencement Date occurs after the Effective Date.

               2.5. CONVERSION OF CHAPTER 11 CASE. Notwithstanding anything to the contrary contained herein, in the event the Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code, each K-C Allowed

     Claim shall (a) have all the rights of any other claim of equal priority against Paragon that shall have become an Allowed Claim prior to the date of such conversion, and (b) be treated as an Allowed Claim in any such chapter 7 case.

               2.6. DISMISSAL OF CHAPTER 11 CASE. Notwithstanding anything to the contrary contained herein, in the event that the Chapter 11 Case is dismissed, the K-C Allowed Claims shall be deemed obligations of Paragon following dismissal of the Chapter 11 Case, and (a) in the case of the K-C Allowed Administrative Claim and the K-C Fixed Allowed General Unsecured Claim, such claims shall become due and payable on the date the Chapter 11 Case is dismissed, and (b) in the case of the K-C Conditionally Allowed Claim, such claim shall become due and payable on the first date that is on or after the date that both (i) the Chapter 11 Case is dismissed and (ii) the Litigated Reduction or the Consensual Reduction shall have been approved by a Final Order.

     3. DISMISSAL OF THE ACTION, THE APPEAL AND THE WITHDRAWAL MOTION.

               3.1. By Order of the Georgia District Court dated February 18, 1999, the Appeal, Paragon's motion to dismiss the Appeal, and the Withdrawal Motion were dismissed without costs and without prejudice to the right, of either Party within sixty (60) days, to re-open such proceedings if settlement of such proceedings is not consummated. If the Bankruptcy Court denies approval of this Settlement Agreement, the Parties shall cooperate with one another to take such steps as are necessary and appropriate to ensure that these proceedings are re-opened.

               3.2. Within five (5) Business Days after the Settlement Effective
     Date: (a) K-C shall dismiss with prejudice (i) the Action, (ii) the Appeal and (iii) the Withdrawal Motion; and (b) Paragon shall dismiss with prejudice its counterclaims in the Action. From and after the Settlement Effective Date, Paragon shall not contest any Valid Claim (as defined in the K-C License Agreement) held or asserted by K-C.

     4. LICENSES.

               4.1. Contemporaneously with the execution of this Settlement Agreement, K-C shall execute and deliver to Paragon the K-C License Agreement.

               4.2. In consideration for the payments to K-C set forth in this Settlement Agreement, and subject to the truth of the representation and warranties of Paragon described on Exhibit G hereto, K-C, on behalf of itself and Kimberly-Clark Worldwide, Inc. (who K-C represents and warrants are the only holders of patents issued as of March 1, 1999, including any reissues and reexaminations thereof, in the United States or Canada, including any territories thereof, as to which K-C or any of its current Affiliates has any right to assert or prosecute against an alleged infringer), covenants not to sue Paragon or its wholly-owned Canadian subsidiary for infringement of any of its current patents which have been issued as of March 1, 1999, including any reissues and reexaminations thereof, in the United States or Canada (collectively, including any territories of any of the foregoing, the "Approved Countries") with respect to the specific products attached hereto as Exhibits H-1 through H-12, including dual cuff versions of any of Exhibits H-1 through H-9 where the only product change is the replacement of the single leg cuff feature on such products with the dual leg cuff feature found on Exhibits H-10 through H-12 (the "Approved Products"). Notwithstanding the foregoing and subject to the K-C Release, (X) K-C covenants not to sue Paragon or its wholly-owned Canadian subsidiary for infringement of U.S. patent number 5,879,341 issued on March 9, 1999 in the name of Odorzynski, with respect to products of Paragon that are made, used or sold on or before June 7, 1999 (provided that such covenant not to sue shall not apply to products of Paragon that are made, used or sold after June 7, 1999, other than products made on or prior to June 7, 1999 but sold thereafter), and (Y) K-C shall be entitled to assert or prosecute against Paragon and/or its Affiliates: (a) claims under (i) U.S. patent number B1 5,147,343 issued on March 17, 1998 to Kellenberger, (ii) U.S. patent number 5,601,542 issued on February 11, 1997 to Melius, and (iii) U.S. patent number 5,843,056 issued on December 1, 1998 to Good, to the extent that Paragon's products do not remain within the respective "safe harbors" described in Exhibit I hereto; and (b) claims related to patents owned by K-C or as to which K-C has any right to assert or prosecute against an alleged infringer with respect to (i) products other than the Approved Products, (ii) process/method patents claims, (iii) patents issued under the laws of countries other than the Approved Countries, or (iv) U.S. patent number 5,176,671 issued on January 5, 1993 in the name of Roessler et al., with respect to products of Paragon (including the Approved Products attached hereto as Exhibits H-1, H-5 and H-11) that are made, used or sold on and after the date that is two years after the date of execution of this Settlement Agreement; and nothing in the covenant not to sue contained in this Section 4.2, which was issued in exchange for good and valuable consideration, shall be admissible against K-C in connection with any patent claim which it has preserved the right to bring under this Section.

               4.3. Subject to the occurrence of the Settlement Effective Date, Paragon agrees that in any future dispute regarding a Valid Claim (as such term is defined in the K-C License Agreement), Paragon shall not contest the validity of the K-C

     Licensed Patents and the validity of such patents shall be presumed. Subject to the occurrence of the Settlement Effective Date, the entry of the Bankruptcy Court Approval Order shall be deemed to be a judgment binding upon Paragon and K-C as to the provisions of this Settlement Agreement, including this Section 4.3.

               4.4. Contemporaneously with the execution of this Settlement Agreement, Paragon shall execute and deliver to K-C the Paragon License Agreement.

               4.5. On or before the date hereof, Paragon shall have changed the
     superabsorbent    material   in   its    products   to   fit   within   the
     Kellenberger/Melius "safe harbor" described in Exhibit I hereto.

     5. RELEASES.

               5.1. Contemporaneously with the execution of this Settlement Agreement, Paragon shall execute and hold in escrow the Paragon Release. Paragon shall release and deliver to K-C the Paragon Release within five
     (5) Business Days after the Settlement Effective Date.

               5.2. Contemporaneously with the execution of this Settlement Agreement, K-C shall execute and hold in escrow the K-C Release. K-C shall release and deliver to Paragon the K-C Release within five (5) Business Days after the Settlement Effective Date.

     6. REPRESENTATIONS OF THE PARTIES.

               6.1. K-C represents and warrants that (a) it has not filed any proofs of claim in the Chapter 11 Case other than the K-C Proof of Claim, and (b) it has not acquired or transferred or entered into any agreement to acquire or transfer any proofs of claim, including the K-C Proof of Claim, filed against Paragon in the Chapter 11 Case. K-C represents, warrants and covenants that it (a) has not and will not amend, modify or supplement, or seek to amend, modify or supplement the K-C Proof of Claim and, (b) shall not acquire any claims asserted against Paragon by any Person in the Chapter 11 Case without Paragon's prior written consent.

               6.2.   Paragon   represents  and  warrants  that  the  statements
     contained in Exhibit G hereto are true and correct.

     7. RESTRICTIONS ON TRANSFER OF K-C ALLOWED CLAIMS. Unless Paragon, in its sole and absolute discretion, otherwise agrees in writing, K-C shall not sell or otherwise transfer all or any portion of the K-C Allowed Claims for a period of ninety

(90) days following the date of execution of this Settlement Agreement. Following such ninety (90) day period, K-C shall not sell or otherwise transfer all or any portion of the K-C Allowed Claims to any Person or Persons unless such Person or Persons (i) agree(s) to be bound to the terms and conditions of this Settlement Agreement, and (ii) sign(s) an agreement that specifically provides that Paragon is an intended third party beneficiary of such Person(s)' agreement to be so bound to, and subject to the enforcement of, the terms and conditions of this Settlement Agreement. Notwithstanding any assignment or transfer by K-C of all or any portion of the K-C Allowed Claims in accordance with the terms hereof, K-C shall continue to remain bound by each of the provisions of this Settlement Agreement, including, but not limited to, K-C's obligations to execute, deliver and perform its obligations under each of the Ancillary Agreements. In the event that K-C sells or otherwise transfers all or any portion of the K-C Proof of Claim or the K-C Allowed Claims, and notwithstanding any provisions contained herein or in the K-C License Agreement to the contrary, the K-C License Agreement, if not previously terminated pursuant to its terms, shall remain in full force and effect notwithstanding (a) the lack, if any, of entry of the Bankruptcy Court Approval Order on or before July 31, 1999, or (b) the reversal or modification of such order on appeal.

     8. EXCLUSIVITY AND PLAN CONFIRMATION.

               8.1. If Paragon complies with its obligations under this Settlement Agreement, K-C shall not oppose any requests by Paragon for extensions of its exclusive periods to file a plan of reorganization and to solicit acceptances thereto (collectively, the "Exclusive Periods") under section 1121 of the Bankruptcy Code through and including May 31, 1999 and July 31, 1999, respectively, as long as it appears reasonably probable that the Effective Date can occur on or before July 31, 1999.

               8.2. Notwithstanding the provisions of section 8.1 hereof, K-C shall have the right to object to (a) any motion filed by Paragon seeking an extension of the Exclusive Periods if Paragon is not diligently pursuing final approval of this Settlement Agreement (including its obligations under Section 19 below), or (b) confirmation of any Plan proposed in the Chapter 11 Case.

     9. AMENDMENT. This Settlement Agreement may not be amended except by an instrument in writing signed by both Parties hereto after prior written notice to counsel to the Creditors' Committee and, if such amendment constitutes a material modification of this Settlement Agreement, approval of the Bankruptcy Court if the Effective Date has not yet occurred.

     10. NOTICES. Any notices or other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission or by registered or certified mail (postage prepaid, return receipt requested) addressed, as follows:

       If to Paragon, to:

        Paragon Trade Brands, Inc.
               180 Technology Parkway
               Norcross, Georgia  30092
               Telephone:  678-969-5000
               Facsimile:  678-969-4959
               Attention:  Chairman of the Board
               Attention:  General Counsel

        with a copy to:

        Willkie Farr & Gallagher
               787 Seventh Avenue
               New York, New York  10019-6099
               Telephone:  212-728-8000
               Facsimile:  212-728-8111
               Attention:  Myron Trepper, Esq.

        Cravath Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York  10019
               Telephone:  212-474-1000
               Facsimile:  212-474-3700
               Attention:  Richard W. Clary, Esq.

        Alston & Bird LLP
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia  30309
               Telephone:  404-881-7000
               Facsimile:  404-881-7777
               Attention:  Neal Batson, Esq.

        O'Melveny & Myers LLP
               Citicorp Center
               153 East 53rd Street
               New York, New York  10022
               Telephone:  (212) 326-2000
               Facsimile:  (212) 326-2061
               Attention:  Joel B. Zweibel, Esq.

        If to K-C, to:

        Kimberly-Clark Corporation

               P.O. Box 619100
               Dallas, Texas 75261-9100

               Telephone: (972) 281-1215
               Facsimile: (972) 281-1492
               Attention:  General Counsel

        with a copy to:

        Sidley & Austin
               One First National Plaza
               Chicago, Illinois  60603
               Telephone:  (312) 853-7000
               Facsimile:  (312) 853-7036
               Attention:  Shalom L. Kohn, Esq.

        O'Melveny & Myers LLP
               Citicorp Center
               153 East 53rd Street
               New York, New York  10022
               Telephone:  (212) 326-2000
               Facsimile:  (212) 326-2061
               Attention:  Joel B. Zweibel, Esq.

or such other address as shall be furnished in writing pursuant to these notice provisions by any Party. A notice of change of address shall not be deemed to have been given until received by the addressee.

     11. EFFECT ON LITIGATION. Neither this Settlement Agreement, the Ancillary Agreements, nor any of the terms hereof or thereof, nor any negotiations, documents, pleadings, proceedings or public reports in respect of any of the foregoing, shall constitute or be construed as or be deemed to be evidence of an admission on the part of either Paragon or K-C of any liability or wrong doing whatsoever, or of the truth or untruth of any of the claims made by either Paragon or K-C in their disputes or of the merit or lack of merit of any of the defenses thereto; nor shall this Settlement Agreement (including the Ancillary Agreements), or any of the terms hereof, or any negotiations, documents, pleadings, proceedings or public reports in respect of any of the foregoing, be offered or received in evidence or used or referred to in any such proceeding against either Paragon or K-C or used or referred to in any such proceeding for any purpose whatsoever except with respect to (i) effectuation and enforcement of this Settlement Agreement or the Ancillary Agreements and the discontinuance of the Action, the Appeal or the Withdrawal Motion, or (ii) with respect to proceedings in the Chapter 11 Case to authorize and approve this Settlement Agreement and the execution and delivery hereof, and to confirm the Plan.

     12. EQUITABLE REMEDIES. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Settlement Agreement were not performed in accordance with its specific terms or otherwise were breached. It accordingly is agreed that the Parties shall be entitled to specific enforcement of the terms and provisions hereof and to injunctive and other equitable relief in the Bankruptcy Court or any other court of the United States or any state thereof having jurisdiction in addition to any other remedy to which they are entitled to at law or in equity. To the extent such injunctive or other equitable relief requires the posting of a bond or other similar requirement, each Party expressly waives the satisfaction of such requirement by the other Party.

     13. HEADINGS. The descriptive headings of the several sections of this Settlement Agreement are inserted for convenience of reference only and do not constitute a part of this Settlement Agreement, nor in any way affect the interpretation of any provisions hereof.

     14. APPLICABLE LAW. This Settlement Agreement shall be governed in all respects, including validity, interpretation and effect, by the Bankruptcy Code and the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

     15. COUNTERPARTS. This Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16. ENTIRE SETTLEMENT. This Settlement Agreement (including the other documents referred to herein) (a) constitutes the entire settlement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (b) except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

     17. RULES OF CONSTRUCTION.

               17.1. Any term used in this Settlement Agreement that is not defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Settlement Agreement, unless superseded herein.

               17.2. The words "herein", hereof," "hereto," "hereunder" and others of similar import refer to the Settlement Agreement as a whole and not to any particular section, subsection or clause contained in this Settlement Agreement, unless the context requires otherwise.

               17.3. Any reference in this Settlement Agreement to an existing document or exhibit means such document or exhibit as it may be amended, modified or supplemented by the Parties.

               17.4. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.

               17.5. In computing any period of time prescribed or allowed by this Settlement Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply.

     18. CONDITIONS. As an express condition precedent to the obligations of Paragon and K-C under this Settlement Agreement:

               18.1. BANKRUPTCY COURT APPROVAL. An order shall have been entered approving this Settlement Agreement in all respects, which order shall not be subject to any stay. In the event that the Bankruptcy Court Approval Order is not entered, the terms of this Settlement Agreement and the Ancillary Agreements shall not be binding on any of the Parties hereto, except that (a) Sections 11 and 24 hereof shall remain binding, and (b) the License Agreements shall continue to be effective and terminable by the Parties in accordance with the terms thereof.

               18.2. EXECUTION OF THE LICENSE AGREEMENTS. Contemporaneously with the execution hereof, Paragon and K-C shall execute and deliver each of the License Agreements.

     19. AGREEMENT TO COOPERATE. As soon as reasonably practicable after the date of execution of this Settlement Agreement, Paragon shall take reasonable good faith steps to promptly obtain the entry of the Bankruptcy Court Approval Order through the filing of a motion pursuant to, INTER ALIA, Bankruptcy Rule 9019, and K-C shall take such steps as reasonably requested by Paragon in good faith to obtain entry of the Bankruptcy Court Approval Order.

     20. REQUISITE AUTHORITY. Each of the undersigned Parties represents and warrants that, except as affected by the requirements of the Bankruptcy Code for the approval of, and subject to the terms of, this Settlement Agreement, (a) this Settlement Agreement and all other documents executed or to be executed by such Party in accordance with this Settlement Agreement are valid and enforceable in accordance with their terms, (b) such Party has taken all necessary corporate action required to authorize the execution, performance and delivery of this Settlement Agreement and the related documents, and (c) upon this Settlement Agreement being approved by an order of the Bankruptcy Court, it will perform this Settlement Agreement and consummate all of the transactions contemplated hereby.

     21. ANNOUNCEMENTS. All press releases by any Party regarding this Settlement Agreement shall be approved by both Paragon and K-C prior to the issuance thereof; provided that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Party prior to making such disclosure and provide such other Party an opportunity to review and comment on the proposed disclosure). Paragon's filing of a motion with the Bankruptcy Court seeking approval of this Settlement Agreement shall not be considered a public announcement requiring K-C's approval for purposes of this Section 21.

     22. JURISDICTION. Unless and until the Chapter 11 Case is closed or dismissed, the Bankruptcy Court shall retain exclusive jurisdiction, and the Parties consent to such exclusive jurisdiction, to hear and determine any and all matters, claims or disputes arising from or relating to the interpretation and/or implementation of this Settlement Agreement; PROVIDED, HOWEVER, that the Bankruptcy Court shall not retain jurisdiction following the Effective Date to determine matters, claims and disputes concerning the interpretation and enforcement of the License Agreements.

     23. CONFIDENTIALITY. Nothing contained in this Settlement Agreement modifies, or is intended to modify, the obligations of K-C and/or its employees, advisors and agents under any confidentiality agreements that such Entities have executed with Paragon.


                     (REST OF PAGE INTENTIONALLY LEFT BLANK)

               IN WITNESS WHEREOF, each of the Parties hereto has caused this Settlement Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                            PARAGON TRADE BRANDS, INC.
                                            Debtor and Debtor in Possession

                                            By:    /S/ B.V. ABRAHAM
                                               --------------------------------
                                               Title:  Chairman and CEO

                                            KIMBERLY-CLARK CORPORATION

                                            By:    /S/ O. GEORGE EVERBACH
                                               --------------------------------
                                               Title:  Senior Vice President -
                                                         Law and Government
                                                         Affairs